Exhibit 3.1

RESTATED CERTIFICATE OF TRUST

OF

NEXPOINT DIVERSIFIED REAL ESTATE TRUST

Pursuant to Title 12, Section 3810(c) of the Delaware Statutory Trust Act (the “DSTA”), the undersigned Trustee, desiring to amend and restate the Certificate of Trust (the “Certificate”) of NexPoint Diversified Real Estate Trust, originally formed under the name Highland Credit Strategies Fund by filing the original Certificate with the Secretary of State of Delaware on March 10, 2006, executed the following Restated Certificate of Trust:

1.	The name of the statutory trust is NexPoint Diversified Real Estate Trust (the “Trust”).

2.	The name and business address of a trustee meeting the requirements of Section 3807 of the DSTA is The Corporation Trust Company, 1209 Orange Street, Wilmington, DE 19801.

3.	This Restated Certificate of Trust shall be effective upon filing.

4.	The Trust is no longer registered as an investment company under the Investment Company Act of 1940.

IN WITNESS WHEREOF, the undersigned have executed this Restated Certificate of Trust this 1st day of July, 2022.

TRUSTEE:

Not in his individual capacity but solely as a trustee

By:	/s/ Ed Constantino
Name:	Ed Constantino